Exhibit 99.1

Cardlytics to Acquire Bridg to Accelerate

Transformational Growth

Marketers Will Gain Unprecedented Ability to Understand and Reach Consumers with Bridg SKU Data and Cardlytics’ Advertising Platform

ATLANTA, April 13, 2021 (GLOBE NEWSWIRE) — Cardlytics (NASDAQ: CDLX) announced today its intent to acquire Bridg, a customer data platform that empowers marketers to better understand and reach customers using SKU-level insights. Once the integration is complete, this addition will pair Cardlytics’ advertising platform, which has an audience of more than 163 million monthly active users, with Bridg’s enhanced SKU-level insights and ability to engage consumers across other digital platforms. The acquisition of Bridg plays a key role in the expansion of Cardlytics’ advertising platform into a holistic results-driven, self-serve, always-on solution for marketers.

“The Cardlytics platform is a powerful and unique advertising platform that brands trust because we have a better approach to target and engage consumers, which is based on actual consumer purchases across all merchants in a privacy-first way. Bridg built a similar model, but instead focused on all of the products purchased at an individual retailer,” said Lynne Laube, CEO and co-founder of Cardlytics. “Since founding Cardlytics, our vision was to have a broad view into consumer spend with a detailed understanding of a customer’s individual product preferences. Once we integrate this SKU-level data, we will be able to deliver significant reach, along with targeting and measurement capabilities to brands across all of their marketing investments.”

Bridg provides a cloud-based platform that retailers and CPG marketers use for a wide range of applications, including analyzing customer behavior, marketing on digital platforms, and measuring the effectiveness of their business strategies, while following consumer privacy best practices. Cardlytics will work with its financial institution partners to integrate the Bridg solution into its future customer offerings. Following the acquisition and integration of the two platforms, marketers will have the ability to reach customers with a comprehensive view of their purchase behavior – both where they shop and what they buy – across any retailer.

“As the first platform to enable retailers to engage all of their customers, regardless of loyalty enrollment, our focus has been to build a holistic 360-degree view of purchase behavior. There is no solution besides Cardlytics that makes it possible to scale Bridg in a privacy-first, brand-safe manner,” said Amit Jain, CEO of Bridg. “Lynne and the Cardlytics team have created an advertising solution with an unmatched capability to truly understand and reach more than 163 million consumers. We believe bringing our two platforms together is going to revolutionize the industry and become table stakes for retailers and CPG advertisers.”

Subject to closing conditions, Cardlytics has agreed to acquire Bridg for approximately $350 million in cash at closing. In addition, Cardlytics has agreed to make two potential earnout payments in cash and stock on the first and second anniversary of the closing based on Bridg’s U.S. annualized revenue run rate. Cardlytics expects these payments could equal approximately $100 million to $300 million in the aggregate.

BofA Securities is serving as exclusive financial advisor and Cooley LLP as legal advisor to Cardlytics. J.P. Morgan Securities LLC is serving as exclusive financial advisor and Kirkland & Ellis LLP as legal advisor to Bridg. Bridg was backed by Morpheus Ventures and March Capital.

Investor Conference Call Information

Cardlytics will host a conference call to discuss the proposed transaction today, April 13, 2021, at 8:30 AM ET / 5:30 AM PT. The conference call can be accessed at (866) 385-4179 (domestic) or (210) 874-7775 (international), conference ID# 9192989. A replay of the conference call will be available through 11:30 AM ET / 8:30 AM PT on April 20, 2021 at (855) 859-2056 (domestic) or (404) 537-3406 (international). The replay passcode is 9192989. The call will also be broadcast simultaneously at http://ir.cardlytics.com/. Following the completion of the call, a recorded replay of the webcast will be available on Cardlytics’ website. The conference call will be accompanied by an investor presentation.

About Cardlytics

Cardlytics (NASDAQ: CDLX) is a digital advertising platform. We partner with financial institutions to run their banking rewards programs that promote customer loyalty and deepen banking relationships. In turn, we have a secure view into where and when consumers are spending their money. We use these insights to help marketers identify, reach, and influence likely buyers at scale, as well as measure the true sales impact of marketing campaigns. Headquartered in Atlanta, Cardlytics has offices in London, New York, San Francisco, Austin and Visakhapatnam. Learn more at www.cardlytics.com.

PR Contact

Angie Amberg

aamberg@cardlytics.com

Investor Relations Contact

William Maina

ICR, Inc.

(646) 277-1236

ir@cardlytics.com

Forward-Looking Statements

This press release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. These statements include the expectations regarding the closing of the acquisition, the integration of Bridg with Cardlytics, the amount and timing of payments pursuant to the merger agreement and the anticipated benefits of the acquisition, including marketers gaining an unprecedented ability to understand and reach consumers, Cardlytics’ expansion into a holistic, results-driven, self-serve, always-on solution for marketers, and Cardlytics’ delivery of targeting capabilities to brands across all marketing investments. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of the companies may differ materially from the future results, performance and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include the satisfaction of closing conditions of the acquisition. Uncertainties regarding technical difficulties, issues that might arise in any particular business relationship and other risks and uncertainties are set forth in Cardlytics’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2021 and Cardlytics’ other periodic reports that it files with the Securities and Exchange Commission from time to time. The statements made in this press release are based on information available to Cardlytics as of the date of this press release and Cardlytics undertakes no obligation to update any of the forward-looking statements after the date of this press release.